Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMMUNE DESIGN CORP.

Immune Design Corp., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Immune Design Corp. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 20, 2008, under the name Vaccsys, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as amended to date.

3. The text of the Corporation’s Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Carlos Paya, M.D., Ph.D., a duly authorized officer of the Corporation, on July 14, 2014.

IMMUNE DESIGN CORP.

By:	/s/ Carlos Paya, M.D., Ph.D.

Carlos Paya, M.D., Ph.D.
President and Chief Executive Officer

1.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMMUNE DESIGN CORP.

I.

The name of this corporation is Immune Design Corp. (the “Corporation”).

II.

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. Effective upon the filing of this Amended and Restated Certificate of Incorporation, (i) each one (1) issued and outstanding share of Common Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and combined into and shall constitute 1/8.175 fully paid and nonassessable shares of Common Stock and (ii) each one (1) issued and outstanding share of Preferred Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and combined into and shall constitute 1/8.175 fully paid and nonassessable shares of the same series of Preferred Stock (together, the “Reverse Stock Split”); provided further, that if the Reverse Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined by the Corporation’s board of directors. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the

2.

Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

B. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is twenty-seven million nine hundred twenty-eight thousand four hundred sixty-four (27,928,464) shares, fifteen million forty-five thousand eight hundred seventy-one (15,045,871) shares of which shall be Common Stock (the “Common Stock”) and twelve million eight hundred eighty-two thousand five hundred ninety-three (12,882,593) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. Two million two hundred one thousand eight hundred thirty-four (2,201,834) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”, three million six hundred sixteen thousand five hundred thirty-nine (3,616,539) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” and seven million sixty-four thousand two hundred twenty (7,064,220) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock”.

E. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows. Unless otherwise indicated, references to “Sections” in this Section E of this Article IV refer to sections of Section E of this Article IV.

1. DIVIDEND RIGHTS.

(a) Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of (i) the Series A Preferred Stock shall be $8.175 per share, (ii) the Series B Preferred Stock shall be $9.40125 per share and (iii) the Series C Preferred Stock shall be $8.175 per share, in each case as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof.

3.

(c) So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost and fair market value) upon termination of services to the Corporation; or

(ii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.

(d) The provisions of Sections 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(e) hereof are applicable, or any repurchase of any outstanding securities of the Corporation that is approved by the Board.

(e) If, after dividends in the full preferential amount specified in Section 1(a) have been paid or set apart for payment in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 4.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class, and without a separate class vote by the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.

(c) Separate Vote of Preferred Stock. For so long as at least two hundred eighty-one thousand three hundred forty-five (281,345) shares of Preferred Stock (subject to appropriate adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Stock voting or consenting, as the case may be, together as a single class on an as-if-converted to Common Stock basis (a “Preferred Supermajority”) shall be necessary for effecting or validating the following actions (whether directly or indirectly, by amendment, merger, consolidation, recapitalization or otherwise and whether by the Corporation or any subsidiary thereof):

(i) Any action which effects: (A) a Liquidation Event (as defined below), Acquisition (as defined below) or Asset Transfer (as defined below), or any other merger or consolidation; or (B) the dissolution or winding up of the Corporation;

(ii) Any amendment, alteration, waiver or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation);

(iii) Any alteration or change to the rights, preferences or privileges of the Preferred Stock so as to affect them adversely;

(iv) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock, or any series of Preferred Stock;

(v) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to any series of the Preferred Stock in right of redemption, liquidation preference, conversion, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(vi) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof, and excluding acquisitions of Common Stock by the Corporation permitted by Section 1(c)(i) or (ii) hereof that are approved by the Board (including the approval of a majority of the Preferred Directors, as defined below);

(vii) Any action which encumbers all or substantially all of the Corporation’s property or business or grants an exclusive license for all or substantially all of its intellectual property assets;

(viii) Any acquisition of any assets, rights or equity interests in any third party with a value individually in excess of one million dollars ($1,000,000), whether by asset purchase, stock purchase, merger or otherwise (excluding investments made pursuant to an investment policy approved by the Board);

5.

(ix) Any action which incurs indebtedness in excess of one million dollars ($1,000,000); or

(x) Any acquisition of any rights to use assets by way of a licensing transaction with a value in excess of $5,000,000.

(d) Election of Board of Directors.

(i) For so long as at least two hundred eighty-one thousand three hundred forty-five (281,345) shares of Preferred Stock remain outstanding (subject to appropriate adjustment for any stock split, reverse stock split or similar event affecting the Preferred Stock after the filing date hereof) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect four (4) members of the Board (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of a majority of the outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred Stock, voting as a separate class and series on an as-if-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) The holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer (as hereinafter defined), (unless waived by a Preferred Supermajority, each such event deemed to be a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, Series A Preferred Stock or Series B Preferred Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each share of Series C Preferred Stock held by them, an amount per share of Series C Preferred Stock equal to the Original Issue Price of the Series C Preferred Stock plus all

6.

declared and unpaid dividends on the Series C Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon any Liquidation Event, after payment of the amounts to which the holders of Series C Preferred Stock are entitled pursuant to Section 3(a), and before any distribution or payment shall be made to the holders of any Common Stock or Series A Preferred Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each share of Series B Preferred Stock held by them, an amount per share of Series B Preferred Stock equal to the Original Issue Price of the Series B Preferred Stock plus all declared and unpaid dividends on the Series B Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) Upon any Liquidation Event, after payment of the amounts to which the holders of Series B Preferred Stock are entitled pursuant to Section 3(b), and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to the Original Issue Price of the Series A Preferred Stock plus all declared and unpaid dividends on the Series A Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) After the payment of the full liquidation preference of the Preferred Stock as set forth in Sections 3(a), 3(b) and 3(c) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Preferred Stock (on an as if converted to Common Stock basis) and Common Stock.

(e) For the purposes of this Section 3:

(i) “Acquisition” shall mean: (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving or acquiring entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (taking into account only voting power resulting from

7.

stock held by such stockholders immediately prior to such transaction); or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include: (x) any consolidation with a wholly-owned subsidiary of the Corporation; (y) any merger effected exclusively to change the domicile of the Corporation; or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof and the Corporation is the surviving corporation.

(ii) “Asset Transfer” shall mean a sale or other disposition of all or substantially all of the assets (including intellectual property) of the Corporation, including, without limitation, an exclusive license of all or substantially all of the Corporation’s intellectual property that constitutes a sale, lease or exchange of all or substantially all of the Corporation’s property and assets as contemplated by Section 271 of the DGCL.

(f) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(g) Notwithstanding the above, for purposes of determining the amount each holder of Preferred Stock is entitled to receive in a Liquidation Event, if any portion of the consideration is placed into escrow and/or is subject to contingencies, the Corporation shall cause the merger agreement, purchase agreement, or other agreement governing such Liquidation Event to provide, and the stockholders of the Corporation shall take such actions reasonably requested by the Board of Directors to provide, that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a), 3(b), 3(c) and 3(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a), 3(b), 3(c) and 3(d) above after taking into account the previous payment of the Initial Consideration and any prior payments of additional consideration as part of the same transaction.

4. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying (i) with respect to the Series A Preferred

8.

Stock, the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred Stock being converted, (ii) with respect to the Series B Preferred Stock, the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred Stock being converted and (iii) with respect to the Series C Preferred Stock, the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred Stock being converted.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of (A) the Series A Preferred Stock (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred Stock by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c), (B) the Series B Preferred Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred Stock by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c) and (C) the Series C Preferred Stock (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred Stock by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c).

(c) Conversion Price. “Conversion Price” means (i) for the Series A Preferred Stock (the “Series A Preferred Conversion Price”), initially the Original Issue Price of the Series A Preferred Stock, (ii) for the Series B Preferred Stock (the “Series B Preferred Conversion Price”), initially the Original Issue Price of the Series B Preferred Stock, and (iii) for the Series C Preferred Stock (the “Series C Preferred Conversion Price”), initially the Original Issue Price of the Series C Preferred Stock. The initial Series A Preferred Conversion Price, Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be subject to appropriate adjustment from time to time in accordance with this Section 4, and all references to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price or the Series C Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price, the Series B Preferred Conversion Price or the Series C Preferred Conversion Price, respectively, as so adjusted.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted,

9.

and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred Stock is issued (the “Series C Preferred Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the outstanding Preferred Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series C Preferred Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the outstanding Preferred Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Series C Preferred Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, then the Conversion Price of each series of Preferred Stock then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The respective Conversion Price of each series of Preferred Stock shall be adjusted by multiplying the Conversion Price of each series of Preferred Stock then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance (for clarity, excluding any shares subject to conversion into Common Stock), and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price of each series of Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

10.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Series C Preferred Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price of each series of Preferred Stock then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Preferred Stock Conversion Price.

(i) If at any time or from time to time on or after the Series C Preferred Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Conversion Price of a series of Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the Conversion Price of such affected series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

11.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of such series of Preferred Stock could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price or the Series C Preferred Conversion Price in an amount less than one cent ($0.01) per share. Any adjustment required by this Section 4(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Conversion Price of such series of Preferred Stock.

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Corporation issues or sells (x) Preferred Stock (other than the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) or other stock, options, warrants, purchase rights or other securities convertible into or exercisable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price of the affected series of Preferred Stock, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

12.

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Conversion Price of a series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of the series of Preferred Stock as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price of such series of Preferred Stock that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of such series of Preferred Stock.

(v) For the purpose of making any adjustment to the Conversion Price of an affected series of Preferred Stock required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than the following:

13.

(A) shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(B) shares of Common Stock or Convertible Securities issued or issuable after the Series C Preferred Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including a majority of the Preferred Directors;

(C) shares of capital stock issued or issuable pursuant to the exercise of Convertible Securities outstanding as of the Series C Preferred Original Issue Date;

(D) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), Section 4(f) or Section 4(g);

(E) shares of capital stock and options, warrants or other rights to purchase capital stock issued or issuable to financial institutions, equipment lessors, landlords, brokers, or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation and the terms of which are approved by the Board, including a majority of the Preferred Directors;

(F) shares of capital stock and options, warrants or other rights to purchase capital stock issued or issuable in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board, including a majority of the Preferred Directors;

(G) shares of Common Stock issued or issuable in a Qualified IPO (as defined below);

(H) shares of capital stock and options, warrants or other rights to purchase capital stock issuable or issued to an entity as a component of any corporate strategic relationship, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation and which relationship and its terms are approved by the Board, including a majority of the Preferred Directors; and

(I) Shares of Series C Preferred Stock issued pursuant to the Series C Purchase Agreement.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for

14.

such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for the affected series of Preferred Stock shall be reduced to the Conversion Price of such series of Preferred Stock that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(vii) Notwithstanding anything herein to the contrary: (A) any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock; and (B) notwithstanding the preceding clause (A), if any issuance of Additional Shares of Common Stock results or would result in the downward adjustment of the Conversion Price of each series of Preferred Stock, then such downward adjustment of each series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Stock consenting or voting, as the case may be, together as a single class on an as-if-converted to Common Stock basis. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of a series of Preferred Stock for the number of shares of Common Stock or other securities issuable upon conversion of such series of Preferred Stock, if such series of Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock so requesting at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price of such series of Preferred Stock at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.

15.

(j) Notices of Record Date. Upon (i) the Corporation’s declaration of any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) calendar days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a Preferred Supermajority) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price for such series of Preferred Stock, (A) at any time upon the affirmative election of the holders of a Preferred Supermajority, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the pre-money valuation of the Corporation is at least $75,000,000 and the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $30,000,000 (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of the events specified in Section 4(k)(i) above, the outstanding shares of Preferred Stock, respectively, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

16.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof, shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as the case may be and as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(o) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5. NO REISSUANCE OF PREFERRED STOCK. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by the Corporation.

6. REDEMPTION. Preferred Stock is not redeemable at the option of the holder thereof.

17.

V.

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the filing of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.

C. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

18.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

* * * *

19.